Exhibit 10

ASSET PURCHASE AGREEMENT

among

Titan Tire Corporation of Bryan

(Purchaser)

Titan Tire Corporation

(Parent)

and

Continental Tire North America, Inc.

(Seller)

Dated as of July 31, 2006

TABLE OF CONTENTS

TABLE OF CONTENTS

1. AGREEMENT TO SELL AND AGREEMENT TO PURCHASE 1
1.1 Assets to be Conveyed   1
1.2 Excluded Assets   3
1.3 Closing   4
2. CONSIDERATION TO BE PAID BY PURCHASER 4
2.1 Purchase Price for Acquired Assets; Payment Thereof   4
2.2 Liabilities Assumed by Purchaser   4
2.3 Liabilities Retained by Seller   5
2.4 Inventory Purchase Price Adjustment   6
2.5 Sales Taxes   7
2.6 Price Allocation   7
3. REPRESENTATIONS AND WARRANTIES OF PURCHASER 7
3.1 Organization, Good Standing, Authority and Enforceability  8
3.2 Agreement Not in Breach of Other Instruments   8
3.3 Consents   8
3.4 Available Funds   8
3.5 No Brokerage Fees   8
4. REPRESENTATIONS AND WARRANTIES OF SELLER 9
4.1 Organization, Good Standing and Authority   9
4.2 Authorization of Agreement.   9
4.3 Acquired Assets   9
4.4 Financial Statements   10
4.5 Real Property   10
4.6 Utilities   10
4.7 Environmental Matters   11
4.8 Employment Matters   11
4.9 Employee Benefit Plans   11
4.10 Consents   12
4.11 Disclaimer   12
4.12 Absence of Changes   12
4.13 Assumed Contracts   13
4.14 Compliance with Laws   13
4.15 Customers and Suppliers   13
4.16 No Broker’s Fees   13
4.17 No Other Representations and Warranties   14
5. CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES 14
5.1 Reasonable Efforts; Further Assurances   14
5.2 Employment Matters   14
5.3 Consents   17

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5.4 Use of Business Names by Purchaser; Trademark License   17
5.5 Compound Supply Agreement   17
5.6 Know-How License   17
5.7 Transition Services Agreement   17
5.8 Raw Materials Supply Agreement   17
5.9 Bead and Steel Fabric Supply Agreements   18
5.10 Master Distributorship Agreement   18
5.11 Other Agreements   18
5.12 Prorations   18
5.13 Access to Records   18
5.14 Tax Matters   19
5.15 Access   19
5.16 Employee Benefit Matters; Union Ratification   19
5.17 Conduct of Business Pending the Closing   19
6. CONDITIONS TO CLOSING 20
6.1 Conditions to Obligations of Each Party   20
6.2 Conditions to Obligations of Purchaser   20
6.3 Conditions to Obligations of Seller   22
7. INDEMNIFICATION 23
7.1 Indemnification by Seller   23
7.2 Indemnification by Parent and Purchaser   24
7.3 Determination of Loss   25
7.4 Limitations on Indemnification.   25
7.5 Indemnification Procedure   27
7.6 Exclusive Remedy   28
8. ADDITIONAL COVENANTS AND AGREEMENTS 28
8.1 Expenses   28
8.2 Public Releases   29
8.3 Termination Events   29
8.4 Effect of Termination   29
8.5 Unaudited Financial Statements   30
9. MISCELLANEOUS 31
9.1 Entire Agreement   31
9.2 Amendments; Waiver   31
9.3 Successors; Assignment   31
9.4 Notices   31
9.5 Severability   33
9.6 No Third Party Beneficiary   33
9.7 Applicable Law   33
9.8 Counterparts   33
9.9 Headings; Construction   33
9.10 Certain Information   34

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9.11 No Strict Construction   34
9.12 Further Assurances   34
10. CERTAIN DEFINITIONS 34
10.1 Definitions   34

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is dated as of July 31, 2006, between Titan Tire Corporation of Bryan, an Ohio corporation (“Purchaser”), Titan Tire Corporation, an Illinois corporation and an Affiliate of Purchaser (“Parent”), and Continental Tire North America, Inc., an Ohio corporation (“Seller”). Section 10 of this Agreement defines certain capitalized terms used but not elsewhere defined in this Agreement.

RECITALS:

A. Seller, among other things, is engaged in the Business.

B. Purchaser desires to purchase certain of the assets of Seller used exclusively by Seller in the operation of the Business, including the Facility, and Seller desires to sell such assets of the Business to Purchaser, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants herein contained and for other good and valuable consideration, the receipt and adequacy of which hereby are acknowledged, the parties hereto agree as follows:

1.  AGREEMENT TO SELL AND AGREEMENT TO PURCHASE

1.1  Assets to be Conveyed

 On the terms and subject to the conditions set forth herein, and except as provided in Section 1.2 hereof, on the Closing Date (as defined in Section 1.3 hereof), Seller shall and shall cause its Affiliates, where appropriate, to convey, sell, transfer, assign and deliver to Purchaser free and clear of any Liens of any nature whatsoever, and Purchaser shall and shall cause its Affiliates, where appropriate, to purchase, acquire and accept from Seller and such Affiliates of Seller, all of the tangible assets used exclusively in the operation of the Business as of the Closing Date (whether or not located at the Facility) and the certain intangible assets related thereto (collectively, the “Acquired Assets”), which Acquired Assets include the following:

(a)  All inventories of finished goods wherever located and recorded, in the internal accounting records of Seller, as directly owned by Seller, and all raw materials (including raw materials in transit and owned by Seller), work in process, supplies, tooling, dies, jigs, spare parts, replacement and component parts located at the Facility including those set forth on Schedule 1.1(a) which Schedule shall be dated no earlier than sixty (60) days before the date hereof and shall be updated thereafter from time to time by Seller as appropriate (raw materials, inventory and work in process collectively referred to herein as, the “Inventory”); provided, however, that, with respect to any tooling owned by a third party, which tooling is listed on Schedule 1.1(a), possession of such items will be transferred to Purchaser if and only to the extent that Purchaser assumes the contract between Seller and such third party pursuant to Section 1.1(e) or, if no written contract exists, the obligations of Seller with respect to such tooling. To the extent any of the Acquired Assets described in this Section 1.1(a) are located at a site other than the Facility, Purchaser shall be provided a reasonable period after the Closing Date, but not to exceed sixty (60) days, to remove all such Acquired Assets;

(b)  All molds, wherever located, and all machinery and equipment located at the Facility including those items listed on Schedule 1.1(b) (“MM&E”); provided, however, that, with respect to items of MM&E owned by a third party, which items are listed on Schedule 1.1(b), possession of such item will be transferred to Purchaser if and only to the extent that Purchaser assumes the contract between Seller and such third party pursuant to Section 1.1(e) or, if no written contract exists, the obligations of Seller with respect to such items;

(c)  All furniture, fixtures, owned vehicles and owned computer hardware located at the Facility. Schedule 1.1(c) lists all owned and leased vehicles and all owned and leased computer hardware located at the Facility;

(d)  All customer lists, sales brochures, data bases, books and records, correspondence and production records and the following proprietary software systems that are in stand-alone operation at the Facility: (i) the program for Foxpro used for tracking production, quality information and shipping data, (ii) the program for Access that runs scales for weighing compounds in the mixing department, (iii) the program for Access used for cure press monitoring and control, and (iv) the “birth certificate” system;

(e)  All warranties and guaranties by, and rights, choses in action and claims, known or unknown, matured or unmatured, accrued or contingent against, third parties;

(f)  Other than the contracts, agreements and commitments set forth on Schedule 1.1(f) (the “Excluded Contracts”) (which Schedule 1.1(f) and Excluded Contracts will expressly include the Union Contracts), all of Seller’s right, title and interest in and to all contracts, agreements and commitments (including unfilled customer and purchase orders) to which Seller is a party at the Closing Date or by which any of the Acquired Assets is then bound and, in each case, which are utilized exclusively in the conduct of the Business, including, without limitation, all warranty agreements and off-take agreements entered into by Seller exclusively in the conduct of the Business (all of the foregoing to be assigned to Purchaser pursuant hereto (subject to Section 5.3) are hereinafter referred to collectively as the “Assumed Contracts” and individually as an “Assumed Contract”); provided, however, that the parties acknowledge that agreements that otherwise would be included in the definition of “Assumed Contracts” that are between Seller and Affiliates of Seller (“Affiliate Contracts”) shall not be assumed by Purchaser and shall be included on Schedule 1.1(f); provided, further, that Seller will cause such Affiliates to enter into new arrangements with Purchaser as of the Closing on terms substantially similar to those set forth in such Affiliate Contracts but in any case the pricing of products supplied under such Affiliate Contracts shall not exceed cost plus 5%. An Affiliate shall not terminate an Affiliate Contract except upon six (6) months advance written notice to Purchaser.

(g)  All telephone and telecopy numbers;

(h)  The owned real estate encompassing the Facility, together with all rights of way, licenses, permits, easements and appurtenances thereto (the “Owned Real Property”); and

(i)  All governmental approvals, licenses and permits which are utilized in the conduct of the Business at the Facility, including those listed on Schedule 1.1(g) (the “Transferred Permits”).

1.2  Excluded Assets

 Notwithstanding anything contained in Section 1.1 hereof to the contrary, Seller is not selling, and Purchaser is not purchasing (i) any assets of Seller set forth in this Section 1.2 and (ii) any assets of Seller not used exclusively in the operation of the Business, all of which shall be retained by Seller (the “Excluded Assets”). To the extent that any of the Excluded Assets are located at the Facility, Seller shall be provided a reasonable period after the Closing Date, but not to exceed sixty (60) days, to remove all such Excluded Assets. The Excluded Assets include, but are not limited to:

(a)  Any cash, investments and other cash equivalents;

(b)  Seller’s minute books, Tax returns and other organizational documents, and Seller’s financial records and employment records, other than those employment records pertaining to Employees and allowed to be transferred to Purchaser under applicable Laws;

(c)  All qualifications to transact business as a foreign corporation, arrangements with registered agents with respect to foreign qualifications, and taxpayer and other identification numbers;

(d)  Any Tax benefits and rights to refunds, including rights to any net operating losses;

(e)  Any contracts (other than the Assumed Contracts) or rights relating to borrowed money;

(f)  Except as provided for in the Trademark License, all trademarks, trade names and business names, including “Continental,” “General” and any and all variations thereof and any related intangibles, trademark applications and registrations, and internet domain names which consist of or incorporate the names “Continental” and “General” and any and all variations thereof;

(g)  Any prepaid items, deposits, advance payments, deferred charges and other similar assets;

(h)  All accounts and notes receivable and any security held by Seller for the payment thereof;

(i)  Except as provided for in the Know-How License, all business, proprietary and confidential information, including trade secrets, capabilities, technical information, know-how, process technology, ideas, designs, processes, procedures, algorithms, discoveries, inventions, blueprints, engineering data, patterns, bills of materials, and drawings and specifications, and all improvements thereof (the “Know-How”); provided, however, that the Know-How related to the compounds used in the Business known as “B1035” and “B1548” shall not be included in the Know-How provided in the Know-How License, but rather will be supplied and delivered to Purchaser pursuant to the terms of the Compound Supply Agreement;

(j)  Except as provided for in the Know-How License, all intellectual property licenses, patents, patent applications, copyrights, copyright applications, computer programs and formula not used exclusively in the operations of the Business;

(k)  Employee benefit plans, policies and arrangements except as set forth in the Retiree Medical, Pension and Union Related Agreements referenced in Section 5.16 below; and

(l)  All inventories of finished goods owned by those reporting entities of Seller identified (by code number and name) on Schedule 1.2(l).

1.3  Closing

The closing of the transactions herein contemplated (the “Closing”) shall take place at 10 A.M., local time, on the later of July 31, 2006, or the second business day after the day on which the last of the conditions set forth in Section 6 hereof shall have been fulfilled or waived (the “Closing Date”) unless another date is agreed to by the parties, at a place mutually agreed to by the parties. The Closing will be effective as of 11:59 p.m. on the Closing Date.

2.  CONSIDERATION TO BE PAID BY PURCHASER

2.1  Purchase Price for Acquired Assets; Payment Thereof

Purchaser shall pay to Seller $52,900,000 (the “Initial Purchase Price”) as the aggregate purchase price for the Acquired Assets, subject to the post-Closing adjustments as provided in Section 2.4 below. On the Closing Date, Purchaser shall pay to Seller the Initial Purchase Price by wire transfer thereof in immediately available funds to an account designated by Seller. The Initial Purchase Price (as adjusted pursuant to Section 2.4) will be allocated among the Acquired Assets in the manner set forth in Section 2.6.

2.2  Liabilities Assumed by Purchaser

As further consideration for the purchase of the Acquired Assets and consummation of the other transactions contemplated hereby, on the Closing Date, Purchaser shall assume and agree to perform and discharge in full, when due, the liabilities of Seller and the Business arising under or associated with (collectively, the “Assumed Liabilities”):

(a)  Purchaser’s conduct of the Business after the Closing Date, including with respect to the use of the Acquired Assets and the hiring and employment of the Employees; provided that:

(i)  obligations for services rendered both prior to and after the Closing Date will be allocated between Purchaser and Seller based on the Closing Date (e.g., an invoice for services rendered for the third quarter would be allocated 1/3 to Seller as an Excluded Liability and 2/3 to Purchaser as an Assumed Liability;

(b)  All product liability claims caused by or the result of any product produced or manufactured by Purchaser after Closing;

(c)  All outstanding warranty claims and all warranty claims asserted in writing from and after the Closing;

(d)  Any recalls by a third party of a product of such third party which utilizes a product sold, distributed or otherwise placed in the stream of commerce by Purchaser in the Business after Closing (other than any such product that was manufactured by Seller on or before Closing), or manufactured by Purchaser in the Business after Closing;

(e)  Except as expressly provided in Section 2.3 below, any of the following matters: (i) any violation of any Environmental Law with respect to the operation of the Business; and (ii) any generation, treatment, storage, transport, management, use, handling, disposal, leakage, spill or release of any Hazardous Material with respect to the operation of the Business on, under or migrating from the Owned Real Property (collectively, items (i) and (ii) are hereinafter sometimes referred to as the “Environmental Liabilities”), regardless of when or where such Environmental Liabilities arose or arise, or whether the facts on which they are based occurred prior to or subsequent to the Closing; and

(f)  The Assumed Contracts.

2.3  Liabilities Retained by Seller

. With respect to the Environmental Liabilities, notwithstanding the terms of Section 2.2(e) above, Seller will remain liable only for (and the Environmental Liabilities will not include), (i) any obligation or liability relating directly to or in connection with any disposal or arrangement for disposal of any Hazardous Material from the Owned Real Property on or before the Closing at any Off-Site Location and (ii) the Environmental Law liabilities, if any, of which Seller has Actual Knowledge including those listed on Schedule 4.7. Except for the assumption by Purchaser of the Assumed Liabilities, Seller will retain all liabilities relating to the Business (including those specifically referenced as retained in the first sentence of this Section 2.3) and, except for the Assumed Liabilities, Purchaser shall not assume nor be liable or responsible for, whether as a successor or otherwise, any obligation or liability of Seller or the Business of any kind or nature whatsoever (such liabilities collectively referred to herein as the “Excluded Liabilities”).

2.4  Inventory Purchase Price Adjustment

Within 30 days after the Closing Date, Seller shall deliver to Purchaser a schedule (the “Closing Inventory Schedule”) setting forth the value of the Inventory used or useable by the Business as of the close of business on the last business day preceding the Closing Date (the “Closing Inventory”). The valuation of the Closing Inventory reflected on the Closing Inventory Schedule shall be determined on all Inventory produced or acquired by Seller in the Ordinary Course of Business as follows: (i) with respect to finished goods, the value of each class of OTR Tire as determined in a manner consistent with Seller’s accounting practices as set forth on below shall be used to determine the aggregate value of such finished goods, (ii) with respect to raw materials, the per pound value of each component thereof is set forth on Schedule 2.4 and the raw materials shall be valued in a manner consistent with Seller’s accounting practices and (iii) with respect to work in process, such value shall be determined in accordance with Seller’s established accounting practices. All Closing Inventory will be valued consistent with Seller’s accounting practices which include assessing inventory for reserves at the lower of cost or net realizable value and reserves for obsolete inventory in accordance with Seller’s applicable accounting principles (which accounting principles comply with GAAP except in respect to the capitalized costs related to pension and retiree, medical and depreciation, all of which are accounted for using principles in accordance with IFRS.)

(a)  The Closing Inventory as reflected in the Closing Inventory Schedule (the “Closing Inventory Value”), shall become final and binding upon the written agreement of the parties. In the event of any disagreement, Seller and Purchaser shall negotiate in good faith to resolve any differences. If within ten (10) days following receipt of the Closing Inventory Schedule by Purchaser, any such differences have not been resolved, they shall be resolved by KPMG or such other independent accounting firm of national reputation as may be mutually acceptable to Seller and Purchaser (the “Independent Accountants”). The Independent Accountants will be instructed to conduct such dispute resolution and perform their services as expeditiously as possible, and to deliver a revised Closing Inventory Value to Seller and Purchaser as a result thereof, which revised Closing Inventory Value shall be binding on the parties. The revised Closing Inventory Value shall be prepared by the Independent Accountants in compliance with Seller’s current accounting and inventory costing practices currently in place and established in Seller’s accounting manual. The fees and expenses of Independent Accountants in preparing the revised Closing Inventory Value and in taking the physical inventory shall be borne equally by Seller and Purchaser.

(b)  The final and binding Closing Inventory Value determined pursuant to Section 2.4(a), whether by (i) Seller’s and Purchaser’s mutual agreement in writing, or (ii) delivery thereof by the Independent Accountants, is hereinafter referred to as the “Final Closing Inventory Value.”

(c)  If the Final Closing Inventory Value is less than $11,500,000, then (A) the Initial Purchase Price shall be reduced, dollar for dollar, by the amount of such shortfall (with the amount of the Initial Purchase Price as so reduced referred to herein as the “Final Purchase Price”), and (B) Seller shall pay to Purchaser an amount equal to (x) the Initial Purchase Price less (y) the Final Purchase Price.

(d)  If the Final Closing Inventory Value is greater than $11,500,000, then (A) the Initial Purchase Price shall be increased, dollar for dollar, by the amount of such excess (with the amount of the Initial Purchase Price as so increased also referred to herein as the “Final Purchase Price”) and (B) Purchaser shall pay to Seller an amount equal to (x) the Final Purchase Price less (y) the Initial Purchase Price.

(e)  Any payment due by Seller to Purchaser or by Purchaser to Seller pursuant to this Section 2.4 shall be paid no later than three business days after the determination of the Final Closing Inventory Value, by wire transfer of immediately available funds to such account as shall be designated by the recipient.

(f)  Payments owing by one party to the other under this Section 2.4 shall bear interest at the Agreed Rate from the date of determination of the Final Closing Inventory Value until the date payment-in-full is made.

2.5  Sales Taxes

Provided that Purchaser delivers to Seller at the Closing the exemption certificate referenced in Section 6.3(d)(iii) below, Seller shall be responsible for and duly pay all sales, use, excise, transfer, value added and similar Taxes imposed by any Government in any jurisdiction on the purchase and sale of any of the Acquired Assets.

2.6  Price Allocation

The Final Purchase Price shall be allocated in accordance with a schedule to be mutually agreed upon by the parties following the Closing. After the Closing, Purchaser and Seller shall make consistent use of the agreed upon allocation for all purposes (including financial and regulatory reporting purposes and Tax purposes). Purchaser and Seller further agree to file, as applicable, their respective U.S. federal income Tax returns and Form 8594 and, to the extent not in conflict with applicable Law, their other Tax returns reflecting such allocation and any other reports required by Section 1060 of the Code, in accordance with said allocation. Each party agrees to prepare and timely file all applicable IRS forms, to cooperate with the other party in the preparation of such forms and to furnish the other party with a copy of such forms prepared in draft, within a reasonable period before the due date thereof. In addition, each party agrees to notify the other party in the event any taxing authority takes or purports to take a position inconsistent with the agreed-upon allocations.

3.  REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

3.1  Organization, Good Standing, Authority and Enforceability

Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of its incorporation. Each of Parent and Purchaser has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement and each other agreement and instrument to be executed by Parent or Purchaser, as applicable, in connection herewith have been (or upon execution shall have been) duly executed and delivered by Parent or Purchaser, as applicable, have been duly authorized by all necessary corporate action and constitute (or upon execution shall constitute) legal, valid and binding obligations of Parent and Purchaser enforceable against Parent and Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law).

3.2  Agreement Not in Breach of Other Instruments

Neither the execution and delivery of this Agreement or the Transaction Agreements by Parent or Purchaser nor the consummation of the transactions contemplated herein or therein shall result in a violation or breach of, or constitute a default under (i) any agreement, indenture or other instrument to which Parent or Purchaser is a party or by which it is bound, (ii) the organizational and charter documents of Parent or Purchaser, (iii) any judgment, decree, order or award of any court, Government or arbitrator by which parent or Purchaser is bound, or (iv) any Law applicable to Parent or Purchaser.

3.3  Consents

The execution and delivery of this Agreement and the Transaction Agreements by Parent and Purchaser and the consummation by them of the transactions contemplated in this Agreement and in the Transaction Agreements (i) do not require the consent, approval or action of, or any filing with or notice to, any Person or Government, including any filing under the HSR Act, other than as specified in Schedule 3.3, and (ii) do not require the consent or approval of Parent’s or Purchaser’s, as applicable, stockholders or board of directors, except such as have been obtained and are in full force and effect.

3.4  Available Funds

Purchaser has readily available to it funds sufficient to allow it to consummate the transactions contemplated by this Agreement on a timely basis.

3.5  No Brokerage Fees

Neither Parent, Purchaser nor anyone acting on their behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates shall be liable.

4.  REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser that:

4.1  Organization, Good Standing and Authority

Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Ohio. Seller has full corporate authority and power to carry on the Business as it is now conducted, and to own, lease or operate the Acquired Assets. Set forth in Schedule 4.1 is a true and correct list of all jurisdictions in which the Business owns or leases property for use in the Business.

4.2  Authorization of Agreement.

(a)  Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Subject to receipt of approval from the shareholders of Seller, this Agreement and each other agreement and instrument to be executed by Seller in connection herewith have been (or upon execution shall have been) duly executed and delivered by Seller, have been duly authorized by all necessary corporate and shareholder action and constitute (or upon execution shall constitute) legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether considered in a proceeding in equity or at law); and

(b)  Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated herein shall result in a violation or breach of, or constitute a default under (i) the Articles of Incorporation or Code of Regulations of Seller, (ii) any material term or provision of any Assumed Contract or other contract, indenture, note, mortgage, bond, security agreement, loan agreement, guaranty, pledge, or other agreement, instrument or document to which Seller is a party or by which Seller is bound, (iii) any judgment, decree, order or award of any court, Government or arbitrator by which Seller is bound, or (iv) to Seller’s Knowledge any Law applicable to Seller.

4.3  Acquired Assets

Except as set forth in Schedule 4.3, Seller is the lawful owner of or has the right to use each of the Acquired Assets free and clear of all Liens. Except for Excluded Assets and except as set forth on Schedule 4.3, there are no assets or properties used exclusively in and necessary for the operation of the Business as currently conducted and owned by any Person other than Seller that shall not be leased or licensed to Purchaser under a valid, current lease or license arrangement included among the Assumed Contracts. Seller has, and will, as of the Closing Date, have the right, power and authority to convey, transfer, assign and deliver the Acquired Assets to Purchaser free and clear of any Lien. The Acquired Assets comprise the tangible assets used or held for use by Seller and necessary to operate the Business as currently being operated by Seller. All Acquired Assets are in operating condition and have been reasonably maintained in accordance with normal industry practice.

4.4  Financial Statements

Seller previously has delivered to Purchaser copies of certain management measurements of income and losses and certain assets and liabilities with respect to the Business (collectively, the “Reports”). The Reports (a) were prepared in all material respects in accordance with the internal accounting practices of Seller and (b) were prepared in all material respects consistent with past practices of Seller for measuring income and loss for unincorporated business units based on business unit accounting and not necessarily in accordance with GAAP.

4.5  Real Property

Except as set forth in Schedule 4.5 and except with respect to matters arising under Environmental Laws, for which Seller makes only those representations and warranties set forth in Section 4.7:

(a)  Seller owns good and marketable fee simple title to the Owned Real Property, free and clear of all Liens;

(b)  the Owned Real Property constitutes all of the real property currently owned by Seller and used for the operation of the Business as presently conducted;

(c)  each parcel of Owned Real Property has adequate access to the existing roads and other public rights of way for the operation of the Business as presently conducted;

(d)  the present use, occupancy and operation of the Owned Real Property, and all aspects of the improvements to the Owned Real Property (the “Real Property Improvements”), are in compliance in all material respects with all applicable Laws;

(e)  all Real Property Improvements are located within the lot lines of the Owned Real Property (and within the mandatory set-backs from such lot lines established by applicable Law or otherwise) and not over areas subject to any easements or rights of way which would make the Owned Real Property unusable for its current use or impair the value of the Owned Real Property; and

(f)  all material certificates of occupancy and other permits and approvals required with respect to the Real Property Improvements and the use, occupancy and operation thereof have been obtained and paid for and are currently in effect, and Seller has not received any notices of violation in connection with such items.

4.6  Utilities

Except as set forth on Schedule 4.6, each parcel of Owned Real Property at which the Business is conducted has access to utilities (including electric, natural gas, water, sewer, telephone, and similar services but excluding electronic data transmission services) adequate to operate the Business operated at such parcel in the manner currently conducted.

4.7  Environmental Matters

To Seller’s Knowledge, Schedule 4.7 contains a list of all environmental studies, analyses and reports prepared during the last five years and in Seller’s possession or reasonably available to Seller relating to the environmental condition of the Owned Real Property and the operation of the Business (collectively, the “Environmental Reports”), and Seller has made available to Purchaser copies of all such Environmental Reports, if any. To the Actual Knowledge of Seller, except as set forth in Schedule 4.7, Seller is and has been conducting the Business and the Facility in compliance, in all material respects, with all applicable Environmental Laws.

4.8  Employment Matters

Seller or an Affiliate has withheld or collected from each payment made to each of the Employees the amount of all Taxes required to be withheld or collected therefrom, and Seller or an Affiliate has paid the same when due to the applicable Government agency.

(a)  Schedule 4.8(a) lists all current non-represented Employees, as of May 1, 2006, and their hourly rates of compensation or base salaries. To the extent any Employees were on a leave of absence as of January 1, 2005, Schedule 4.8(b) indicates the nature of such leave of absence and each such Employee’s anticipated date of return to active employment. Seller has complied, in all material respects, with all Laws relating to the recruitment and hiring and the employment of the Employees, including Laws relating to wages, hours, equal opportunity, immigration, collective bargaining and occupational health and safety.

(b)  Schedule 4.8(b) list all workers’ compensation and occupational disease claims and occurrences by any existing Employees or Former Employees of the Business made since January 1, 2006, and all claims made prior to that date that remain open.

4.9  Employee Benefit Plans

To Seller’s Knowledge, except as set forth on Schedule 4.9, each Plan, and the administration of each Plan, complies with all applicable Laws (including, in the case of Plans which are intended to be tax-qualified, all applicable provisions of the Code, including Sections 401(a) and 401(k)), except for any noncompliance that would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.9, Seller has not, with respect to the Business, established, maintained or contributed to or otherwise participated in a multi-employer retirement plan (as defined in Section 3(37)(A) of ERISA), any defined benefit plan within the meaning of Section 3(35) of ERISA, or any other plan which is subject to the provisions of Sections 302 or Title IV of ERISA or Section 412 of the Code, and Seller and its ERISA Affiliates have timely made any contributions required by them to any such plan, and have no unpaid withdrawal liability or termination liability under Title IV of ERISA with respect to any such plan. Schedule 4.9 identifies all Employees and Former Employees and their dependents eligible for health benefits as required by COBRA from Seller or any of its ERISA Affiliates. To Seller’s Knowledge, notice in accordance with the requirements of COBRA, has been provided to all Employees and Former Employees (and their spouses and dependants) entitled thereto, and all such persons electing such coverage are being (or will be or have been, as applicable) provided such coverage, except to the extent failure to give such notice would not result in a Material Adverse Effect.

4.10   Consents

The execution and delivery of this Agreement and the Transaction Agreements by Seller and the consummation by Seller of the transactions contemplated in this Agreement and in the Transaction Agreements (i) do not require the consent, approval or action of, or any filing with or notice to, any Government entity other than as specified in Schedule 4.10, and (ii) requires the consent and approval of Seller’s shareholders and board of directors.

4.11  Disclaimer

EXCEPT AS EXPRESSLY AND SPECIFICALLY SET FORTH HEREIN, (i) ALL ACQUIRED ASSETS ARE BEING CONVEYED HEREUNDER ON AN “AS IS, WHERE IS” BASIS AND (ii) SELLER MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, WITH RESPECT TO THE ACQUIRED ASSETS OR THE BUSINESS, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND WARRANTIES AS TO THE PROSPECTS OF THE BUSINESS AFTER THE CLOSING, ALL OF SUCH EXPRESS AND IMPLIED WARRANTIES AND REPRESENTATIONS ARE HEREBY EXCLUDED.

4.12  Absence of Changes

Except as provided for in this Agreement or as set forth in Schedule 4.12, since March 31, 2006:

(a)  no event has occurred that has had or would reasonably be expected to have a Material Adverse Effect;

(b)  the Business has been operated in the Ordinary Course of Business;

(c)  no liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 has been incurred by Seller with respect to the Business, other than liabilities incurred in the Ordinary Course of Business;

(d)  Seller has not (i) paid any judgment in excess of $250,000 resulting from any Action against Seller relating to the Acquired Assets or (ii) made any payment to any Person in excess of $250,000 in settlement of any Action against Seller relating to the Business or the Acquired Assets;

(e)  there has been no sale, transfer, lease or other disposition of any assets of Seller that are necessary for or used exclusively in the Business, other than sales of Inventory in the Ordinary Course of Business and any other asset that is not material to the current operation of the Business; or

(f)  Seller has not entered into any contract, oral or written, to do or engage in any of the foregoing after the date hereof.

4.13  Assumed Contracts

Schedule 4.13 hereto lists all of the Assumed Contracts. Except as set forth on Schedule 4.13, and assuming due execution and delivery by the counterparties thereto, each Assumed Contract is in full force and effect and is, in all material respects, a valid and binding obligation, enforceable in all material respects in accordance with its terms, subject only to bankruptcy, reorganization, receivership and other laws affecting creditors’ rights generally and to general principals of equity, whether invoked in a proceeding in equity or at law. Seller is not in default under or in violation of any of the Assumed Contract, and to Seller’s Knowledge, no event has occurred which, with notice or lapse of time or both, would constitute such a default or violation. To Seller’s Knowledge, there is no default under or violation of any of the Assumed Contracts by any other party thereto.

4.14  Compliance with Laws

Seller is and has been conducting the Business in compliance, in all material respects, with all applicable Laws relating to the Acquired Assets and the operation and conduct of the Business and no assertion of a violation of any such Laws has been received or, to Seller’s Knowledge, is threatened. Notwithstanding the foregoing or anything to the contrary in this Agreement, the representations or warranties in this Section 4.14 shall NOT apply to Environmental Laws and Seller may look only to the representations or warranties in Section 4.7 as they may relate to Seller’s compliance with Environmental Laws.

4.15  Customers and Suppliers

Schedule 4.15 sets forth the names of the ten (10) most significant (i) customers (by revenue, including percentages of total revenues) of the Business and (ii) suppliers (by expense) exclusively to the Facility, in each case for the twelve (12) month period ending December 31, 2005. Except as disclosed on Schedule 4.15, to Seller’s Knowledge, no material customer or supplier of the Business has canceled or otherwise terminated, or made any threat to cancel or otherwise terminate, its relationship with Seller. To Seller’s Knowledge, with respect to the Business, no such customer has provided written notice that such customer intends to cancel or otherwise terminate its relationship with Seller or to materially decrease its purchase of products and services from Seller.

4.16  No Broker’s Fees

Neither Seller nor anyone acting on Seller’s behalf has incurred any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Purchaser or any Affiliate of Purchaser shall be liable.

4.17  No Other Representations and Warranties

Seller has not made, and Seller shall not be deemed to have made, any representation or warranty other than as expressly made by Seller in this Section 4, the Schedules or the Transaction Agreements . Without limiting the generality of the foregoing, and notwithstanding any representations and warranties made by Seller in this Section 4, Seller makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered or made available to Purchaser or its Representatives at any time with respect to future revenues, expenses or expenditures or future results of operations, or (ii) except as expressly covered by a representation and warranty contained in this Section 4, any other information or documents (financial or otherwise) made available to Purchaser or its Representatives before or after the date of this Agreement. No representation or warranty of Seller contained in this Section 4 or in any Schedule hereto contains an untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.

5.  CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

5.1  Reasonable Efforts; Further Assurances

Each party shall use its reasonable efforts to take or cause to be taken all actions necessary, proper or advisable to fulfill and perform its obligations in respect of this Agreement, or otherwise to consummate and make effective the transactions contemplated hereby and to cause its respective conditions set forth in Sections 6.1, 6.2 and 6.3 to be satisfied. From time to time after the Closing, each party shall execute and deliver any documents and take any other actions that the other party reasonably requests to confirm or effectuate the consummation of the transactions contemplated by this Agreement.

5.2  Employment Matters.

(a)  Purchaser and its Affiliates, as appropriate, shall:

(i)  effective as of the Closing Date, offer “at will” employment to all non-represented Employees who timely complete and deliver Purchaser’s standard employment application, which offer will be contingent upon such non-represented Employees passing Purchaser’s medical exam and drug test requirements. Said Employees shall also be offered the same benefits as currently available to Purchaser’s employees; provided, however, that such non-represented Employees shall be offered positions with base salaries not less than 90% of the base salaries such non-represented Employees earned immediately prior to the Closing Date. Purchaser shall prepare and timely deliver to Seller the following information: (1) the names of all Employees to whom offers of employment have been made, (2) the location of employment, (3) the job title, and (4) whether such offer of employment was accepted or rejected;

(ii)  negotiate and enter into an agreement with the Union establishing terms and conditions of employment for Hired Employees represented by the Union to be effective as of the Closing Date that complies with Article I, Section 1:03 of the 1999-2006 collective bargaining agreement (“CBA”) between the Union and Seller;

(iii)  offer employment to all represented Employees on the terms and conditions negotiated by the Purchaser with the Union; and

(iv)  recognize the Union as the collective bargaining representative of all Hired Employees represented by the Union and comply with any legal obligations to engage in collective bargaining with the Union.

(b)  Represented and non-represented Employees who accept offers of employment with the Purchaser shall, once they become employed, be referred to as the “Hired Employees.”

(c)  Purchaser shall be solely responsible for any liabilities resulting from its practices and procedures in screening and hiring Employees of the Business and for its employment decisions with respect to the hiring or refusal to hire any Employees of the Business.

(d)  Purchaser shall be solely responsible for all liability, costs and expenses (including reasonable attorneys’ fees) for all claims filed by any Employees with respect to acts or omissions by Purchaser or its agents or employees, including, but not limited to arbitrations, unfair labor practice charges, litigation under any statute or ordinance pertaining to labor relations, employment discrimination charges, employment claims or litigation of any kind, breach of contract claims, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other similar claims or charges of or by any Employees. Seller shall be solely responsible for all liability, costs and expenses (including reasonable attorneys’ fees) for all claims filed by any Employees with respect to acts or omissions by Seller or its agents or employees, including, but not limited to arbitrations, unfair labor practice charges, litigation under any statute or ordinance pertaining to labor relations, employment, discrimination charges, employment claims or litigation of any kind, breach of contract claims, wrongful termination claims, workers’ compensation claims, any employment-related tort claim or other similar claims or charges of or by any Employees.

(e)  Seller shall be solely responsible for (i) the payment or provision of all salaries, wages, benefits and other incidents of, or claims relating to, the employment of the Employees for the period prior to the Closing, (ii) claims made or incurred by any Employee under the Plans prior to the Closing and (iii) compliance with the requirements of COBRA (as hereinafter defined), including, without limitation, the provision of continuation coverage, with respect to all Employees and their qualified beneficiaries for whom a qualifying event occurs before the Closing Date. For purposes of this Section 5.2, “COBRA” means Section 4980B of the Internal Revenue Code of 1986, as amended, and part 6 of subtitle B of Title I of the Employment Retirement Income Security Act of 1974, 29 U.S.C. § 1001 et seq., and “qualified beneficiary” and “qualifying event” shall have the meanings given such terms in COBRA. Purchaser shall be solely responsible for the payment or provision of all salaries, wages, benefits and other incidents of, or claims relating to, the employment of any of the Hired Employees and, if applicable, for any of their respective dependents for the period following the Closing or, if later, the effective date of hire.

(f)  Seller and its Affiliates, as appropriate, shall:

(i)  provide reasonable assistance to Purchaser in connection with its negotiations with the Union as contemplated by this Section 5.2;

(ii)  comply with their legal obligations, if any, to bargain with the Union regarding the transfer of the Business and the concomitant termination of Hired Employees and the effects of these actions on Employees represented by the Union;

(iii)  provide reasonable assistance to the Purchaser in connection with the transition of ownership of the Business and the hiring and employment of the Hired Employees; and

(iv)  retain all liabilities under the Union Contracts, all of which Union Contracts to which Seller is a party and that relate to the Business are listed on Schedule 5.2.

(g)  Without Purchaser’s prior written consent, Seller shall take no action that results in a “plant closing” or “mass layoff” within the definitions of the Worker Adjustment and Retraining Notification Act and related regulations (“WARN”) and any similar Laws prior to the Closing. Purchaser shall take all other steps necessary to eliminate any obligation of Seller or any of its Affiliates under WARN or any other similar Laws to give notice of the transfer of any operations or the loss of employment or loss of pay or benefits or to pay any amounts in lieu of such notice. In addition, after Closing, Purchaser shall comply with the notice provisions of WARN and any similar Laws in connection with the termination of any Hired Employees.

(h)  The parties agree that the provisions of this Section 5.2 is solely among and for the benefit of the parties hereto and do not inure to the benefit of or confer rights upon any third party, including any Employee.

(i)  Purchaser will provide to Seller a service history of employment with Purchaser and any Affiliate of Purchaser of all salaried employees who were employees of Seller employed in the Business as of the Closing Date at the request of Seller or at least not less than annually. The service history shall include, at a minimum, full name, social security number, date of birth, date of hire and date of termination or layoff.

5.3  Consents

Each party shall use its reasonable efforts to cooperate with the other party to obtain any necessary consent to assignment and transfer of the Acquired Assets to Purchaser at Closing. If consent to assignment of a particular Acquired Asset is not obtained or if such assignment is not permitted regardless of consent, Seller shall use its reasonable efforts to cooperate with Purchaser in any reasonable arrangement designed to provide Purchaser all material benefits of that Acquired Asset.

5.4  Use of Business Names by Purchaser; Trademark License

Effective as of the Closing Date, Purchaser and Seller shall, and Seller shall cause its Affiliate, Continental A.G. and its subsidiary, Continental Automotive Licensing Corp., a Michigan corporation, to enter into a license agreement for the use of the “Continental” and “General” name substantially in the form attached hereto as Exhibit A (the “Trademark License”).

5.5  Compound Supply Agreement

Effective as of the Closing Date, Purchaser and Seller shall enter into a supply agreement pursuant to which Seller or an Affiliate of Seller will supply to Purchaser for its use in the Business the compounds used in the Business known as “B1035” and “B1548” substantially in the form attached hereto as Exhibit B (the “Compound Supply Agreement”).

5.6  Know-How License

Effective as of the Closing Date, Seller shall, and to the extent applicable, shall cause its Affiliates to, grant to Purchaser a paid-up perpetual and worldwide license to use the Know- How used by the Business on the Closing Date substantially in the form attached hereto as Exhibit C (the “Know-How License”).

5.7  Transition Services Agreement

Effective as of the Closing Date, Purchaser and Seller shall enter into an transition services agreement substantially in the form attached hereto as Exhibit D (the “Transition Services Agreement”).

5.8  Raw Materials Supply Agreement

Effective as of the Closing Date, Purchaser and Seller shall enter into a raw materials supply agreement pursuant to which Purchaser shall agree to acquire its supply of certain specified OTR raw materials from Seller for a period commencing as of the Closing Date and continuing through December 31, 2006, which agreement shall be substantially in the form attached hereto as Exhibit E (the “Raw Materials Supply Agreement”).

5.9  Bead and Steel Fabric Supply Agreements

Effective as of the Closing Date, Purchaser and Seller shall enter into (i) a supply agreement pursuant to which Purchaser will acquire OTR beads from Seller or an Affiliate of Seller, which agreement shall be substantially in the form attached hereto as Exhibit F-1 (the “Bead Supply Agreement”) and (ii) a supply agreement pursuant to which Purchaser will acquire OTR steel fabric from Seller or an Affiliate of Seller, which agreement shall be substantially in the form attached hereto as Exhibit F-2 (the “Steel Fabric Supply Agreement”).

5.10  Master Distributorship Agreement

Effective as of the Closing Date, Purchaser and Continental Aktiengesellschaft shall enter into a master distributorship agreement substantially in the form attached hereto as Exhibit G (the “Master Distributorship Agreement”).

5.11  Other Agreements

Effective as of the Closing Date, Purchaser and Seller shall enter into such other supply and services arrangements that Purchaser and Seller deem reasonably necessary or advisable for each of them to carry on their respective businesses after the Closing, each on terms reasonably acceptable to Purchaser and Seller.

5.12  Prorations

All personal and real property Taxes affecting the Acquired Assets shall be prorated to the Closing Date in accordance with local custom. Seller shall pay all installments of special assessments with respect to the Owned Real Property that come due on or before the Closing Date, and Purchaser shall pay all such installments that come due after the Closing Date. All water, sewer, utility and other similar charges, and all prepaid rent and other similar credits, affecting the Owned Real Property shall be prorated to the Closing Date (with Closing Date meter readings as appropriate). The foregoing prorations shall be paid by the responsible party, insofar as feasible, at the Closing, or to the extent not feasible, within thirty (30) days following the Closing, by immediately available funds. Any errors or omissions in computing prorations at the Closing, or any re-computations required as a result of facts that become known after the Closing, shall be corrected (and paid as specified above) as soon as practicable thereafter. Payments owing by one party to the other under this Section 5.8 shall bear interest at the Agreed Rate from the Closing Date until the date payment-in-full is made.

5.13  Access to Records

Each party shall preserve for seven years after Closing all business records relating to the Business and shall provide the other party and its Representatives, during reasonable business hours and upon reasonable advance notice, access to and the right to copy (at the other party’s own expense) such records for any legitimate business purpose, including a Tax audit or governmental inquiry, and each party to whom the records are disclosed hereby agrees to keep confidential any confidential or proprietary information included in those records and to use the records for no other purpose.

5.14  Tax Matters

The parties shall cooperate in the preparation of all federal, state, local and foreign Tax returns and reports for which one party could reasonably require the assistance of the other party, including providing any information reasonably requested by another party to assist in the preparations of any such returns.

5.15  Access

During the period between the date hereof and the Closing Date, Seller will give Purchaser and its representatives reasonable access to the employees, consultants, assets, properties, contracts, accounts, books and records, and other documents of Seller related to the Business and the Acquired Assets during normal business hours, and Seller will furnish to Purchaser copies of all such documents and all such financial and operating data and information with respect to the Business and the Acquired Assets as Purchaser may from time to time reasonably request. In the event that the transactions contemplated by this Agreement should fail to be consummated, all documents, data, information, books and records delivered by Seller to Purchaser will promptly be returned to Seller and any information obtained by Purchaser from such documents, data, information, books and records or otherwise learned by Purchaser about the Business as a result of such investigation will thereafter be kept confidential, unless such information (i) is or becomes a matter of public knowledge or otherwise is known to competitors of Seller through no fault of Purchaser, or (ii) can be shown to have been in the possession of Purchaser prior to such information’s disclosure by Seller.

5.16  Employee Benefit Matters; Union Ratification

Contemporaneously with the execution and delivery of this Agreement, Buyer, the VEBA, the SPT and/or Seller, as applicable, will enter into and deliver that certain (i) Pension Reimbursement Agreement, (ii) Pension Transfer Agreement, (iii) Retiree Medical Transfer Agreement and (iv) Letter Agreement relating to the Transfer of Certain Assets and Liabilities of Bryan, OH OTR Tire Business, which agreement(s) will be in a form acceptable to Seller in its reasonable discretion and which agreement(s), by their terms, will be effective as of the Closing Date (the “Retiree Medical, Pension and Union Related Agreements”). In addition, contemporaneously with the execution and delivery of this Agreement, Buyer will deliver to Seller an agreement ratified and approved by the Union, to be effective as of the Closing Date, establishing terms and conditions of employment for Hired Employees represented by the Union that both complies with Section 5.2 hereof and Article I, Section 1:03 of the CBA between the Union and Seller, which agreement will be in a form and substance reasonably acceptable to Seller.

5.17  Conduct of Business Pending the Closing

Between the date hereof and the Closing Date, except as contemplated herein (including, without limitation, the activities regarding the Union negotiations), Seller will conduct the Business in the Ordinary Course of Business. Further, Seller agrees that between the date hereof and the Closing Date, Seller will (i) use commercially reasonable efforts to maintain the Acquired Assets and to preserve its relationships with its present suppliers and customers relating to the Business and (ii) absent the written consent of Purchaser, not sell, transfer or otherwise dispose of any of the Acquired Assets other than Inventory sold in the Ordinary Course of Business.

6.  CONDITIONS TO CLOSING

.

6.1  Conditions to Obligations of Each Party

As a condition to the obligations of Purchaser and Seller to consummate the transactions contemplated hereby (which condition may be waived by any party and which shall be deemed to have been waived in whole if the Closing occurs), all consents, approvals and authorizations of, and any filings with or notices to, any Government that are necessary for the consummation of the transactions contemplated by this Agreement must have been received and must be in full force and effect and there must not have occurred any change resulting in a Material Adverse Effect.

6.2  Conditions to Obligations of Purchaser

As an additional condition to the obligation of Purchaser to consummate the transactions contemplated hereby (which condition may be waived, in whole or in part, by Purchaser in writing and shall be deemed to have been waived in whole if the Closing occurs), Purchaser must have received the following documents, dated the Closing Date (unless another date is identified) and the following conditions must have been satisfied:

(a)  A copy, certified by an authorized officer of Seller, of resolutions of the board of directors and shareholders of Seller authorizing the execution, delivery and performance of this Agreement and all other agreements, documents and instruments relating hereto and the consummation of the transactions contemplated hereby;

(b)  A certificate executed by an authorized officer of Seller to the effect that all of Seller’s representations and warranties in this Agreement and the Transaction Agreements are accurate in all material respects as of the Closing Date as if made on the Closing Date (unless made as of another date) and that all of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement and the Transaction Agreements at or prior to the Closing have been duly performed and complied with in all material respects;

(c)  A bill of sale for the Acquired Assets and an assignment and assumption agreement for the Assumed Contracts, each in form and substance reasonably satisfactory to Purchaser, covering items of tangible and intangible personal property included in the Acquired Assets and transferring Seller’s rights, duties and obligations in the Assumed Contracts to Purchaser;

(d)  A general warranty deed for the Owned Real Property;

(e)  The Trademark License;

(f)  The Compound Supply Agreement;

(g)  The Know-How License;

(h)  The Transition Services Agreement;

(i)  The Raw Materials Supply Agreement;

(j)  The Bead Supply Agreement;

(k)  The Steel Fabric Supply Agreement;

(l)  The Master Distributorship Agreement;

(m)  The consents set forth on Schedule 6.2(m);

(n)  Such further documents and instruments of sale, transfer, conveyance, assignment or delivery covering the Acquired Assets or any part thereof as Purchaser may reasonably require to assure the sale and assignment of the Acquired Assets as contemplated by this Agreement;

(o)  Purchaser shall have completed its due diligence investigation of the Acquired Assets and shall not have discovered any fact, circumstance, transaction or event of which Purchaser did not have notice as of the date hereof and that constitutes a material breach of the representations and warranties of Seller set forth herein; provided, however, that Purchaser shall not be entitled to rely on the condition set forth in this Section 6.2(o) at any time after the date that is twenty (20) days after the date of this Agreement; provided, further, that the foregoing limitations shall not apply to the extent that (i) Seller has not complied, in all material respects, with its obligations under Section 5.15 hereof and (ii) Purchaser has provided Seller with prior written notice of, and a reasonable opportunity to cure, such non-compliance. For purposes of the preceding sentence “material breach” shall mean facts, circumstances, transactions or events, including a claim under or relating to Environmental Law, which alone or in the aggregate would, or would reasonably be expect to equal or exceed One Million Dollars ($1,000,000). If, prior to Closing, Purchaser delivers written notice to Seller claiming that Seller has failed to cooperate with Purchaser, (which notice shall set forth in detail the claimed failure to cooperate), and if Seller fails or refuses to cure such claim within five (5) business days of receipt of such notice, then Purchaser may deliver a second written notice to Seller terminating this Agreement effective upon delivery of said second notice, and thereupon, Purchaser shall have no obligation or liability under this Agreement for said termination; and

(p)  A certificate from each of Paul Hawkins, Jim Houston, Steve Newell and Keith Tarnovich attesting and verifying that such individual is not aware of any breach of any of the representations and warranties of Seller as set forth in Section 4 of this Agreement.

6.3  Conditions to Obligations of Seller

The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing Date, of the following additional conditions (any of which condition may be waived, in whole or in part, by Seller in writing and shall be deemed to be waived in whole if the Closing occurs):

(a)  Purchaser must have paid to Seller the Initial Purchase Price for the Acquired Assets in immediately available funds pursuant to Section 2.1 of this Agreement;

(b)  The shareholders of Seller shall have approved the transactions contemplated herein; and

(c)  Seller must have received at the Closing the following documents, each dated the Closing Date:

(i)  Copies, certified by the Secretary of Purchaser, of resolutions of the managers or board of directors of Purchaser authorizing the execution and delivery of this Agreement and all other agreements, documents or instruments relating hereto and the consummation of the transactions contemplated hereby;

(ii)  A certificate executed by an authorized officer of Purchaser to the effect that all of Purchaser’s representations and warranties in this Agreement and the Transaction Agreements are accurate in all material respects as of the Closing Date as if made on the Closing Date (unless made as of another date) and that all of the covenants and obligations that Purchaser is required to perform or to comply with pursuant to this Agreement and the Transaction Agreements at or prior to the Closing have been duly performed and complied with in all material respects;

(iii)  An Exemption Certificate, in form and substance reasonably satisfactory to Seller, covering a resale exemption for the Inventory included in the Acquired Assets;

(iv)  Assignment and assumption agreements for the Assumed Liabilities and the Assumed Contracts, each in form and substance reasonably satisfactory to Purchaser, wherein Purchaser assumes all of Seller’s rights, duties and obligations in and to the Assumed Liabilities and the Assumed Contracts, as applicable;

(v)  The Trademark License;

(vi)  The Compound Supply Agreement;

(vii)  The Know-How License;

(viii)  The Transition Services Agreement;

(ix)  The Raw Materials Supply Agreement;

(x)  The Bead Supply Agreement;

(xi)  The Steel Fabric Supply Agreement;

(xii)  The Master Distributorship Agreement;

(xiii)  A certificate from each of Paul Hawkins, Jim Houston, Steve Newell and Keith Tarnovich attesting and verifying that such individual is not aware of any breach of any of the representations and warranties of Seller as set forth in Section 4 of this Agreement; and

(xiv)  Such further documents and instruments reasonably requested by Seller to assure the assumption of the Assumed Liabilities and the Assumed Contracts as contemplated by this Agreement.

7.  INDEMNIFICATION

7.1  Indemnification by Seller

Subject to the terms hereof, Seller agrees to defend, indemnify and hold Purchaser and its managers, directors, officers, Affiliates and Representatives (the “Purchaser Indemnified Parties”) harmless from and against any claim, liability, expense, loss or other damage (including reasonable attorneys’ fees and expenses) (collectively, “Claims”) asserted against, imposed upon or incurred by any Purchaser Indemnified Party by reason of, resulting from or arising out of:

(a)  any breach by Seller of any representation or warranty made by Seller in Section 4 of this Agreement or any other document executed and delivered by Seller to Purchaser at Closing with respect to the transactions contemplated by this Agreement;

(b)  any breach or non-performance by Seller of any covenant or agreement made by Seller in this Agreement or any other document executed and delivered by Seller to Purchaser at Closing with respect to the transactions contemplated by this Agreement;

(c)  any imposition (including, but not limited to, imposition by operation of any bulk transfer or other Law) or attempted imposition by a third party upon any of the Purchaser Indemnified Parties of any liability of Seller which is not an Assumed Liability;

(d)  any personal injury or property damage alleged to have been caused by or the result of any product produced, sold, distributed or otherwise placed in the stream of commerce by Seller in the Business on or prior to the Closing Date, but not including any Claims solely for product repair or product replacement that arise under, and are made pursuant to and consistent with, the terms of Seller’s standard outstanding warranty obligations (collectively, the “Product Liability Claims”). For purposes of clarification, if a Claim is asserted (orally or in writing) after the Closing Date by a third party solely for product repair or replacement arising under and made pursuant to and consistent with, the terms of Seller’s standard outstanding warranty obligations (a “Warranty Claim”), Seller shall have no obligation to indemnify the Purchaser Indemnified Parties for such Warranty Claim pursuant to this Section 7.1(d);

(e)  any brokerage or finders’ fees arising out of the transaction contemplated hereby owing to any party engaged by Seller;

(f)  any recall by a third party of a product of such third party which utilizes a product of Seller produced, sold, distributed or otherwise placed in the stream of commerce by Seller in the Business on or prior to the Closing, for purposes of repair or replacement of such product of Seller (a “Product Recall”), but excluding any Warranty Claims;

(g)  any liability under the Union Contracts, the National Labor Relations Act, as amended, 29 U.S.C. §§ 151 et seq., or any other Laws relating to labor or employment with respect to the Union Contracts;

(h)  any liability under the WARN or similar Law resulting from or arising out of Seller’s violation of Section 5.2(g) hereof; and

(i)  the reasonable costs and expenses relating to enforcement of the indemnification rights under this Section 7.1.

7.2  Indemnification by Parent and Purchaser

Subject to the terms hereof, Purchaser and Parent, jointly and severally, agree to defend, indemnify and hold Seller and its directors, officers, Affiliates and Representatives (the “Seller Indemnified Parties”) harmless from and against any Claim asserted against, imposed upon or incurred by any Seller Indemnified Party by reason of, resulting from or arising out of:

(a)  any breach by Purchaser of any representation or warranty made by Purchaser in Section 3 of this Agreement or any other document executed and delivered by Purchaser to Seller at Closing with respect to the transactions contemplated by this Agreement;

(b)  any breach or non-performance by Purchaser of any covenant or agreement made by Purchaser in this Agreement or any other document executed and delivered by Purchaser to Seller at Closing with respect to the transactions contemplated by this Agreement;

(c)  any imposition (including, but not limited to, by operation of Law) or attempted imposition by a third party upon any of the Seller Indemnified Parties of any of the Assumed Liabilities and any liability resulting from or arising out of the conduct of the Business by Purchaser following the Closing, including with respect to the use of the Acquired Assets;

(d)  (1) any Product Liability Claim caused by or the result of any product produced or manufactured by Purchaser after Closing, (2) any Warranty Claim outstanding as of the Closing or made after the Closing, and (3) any recall by a third party of a product of such third party which utilizes a product sold, distributed or otherwise placed in the stream of commerce by Purchaser in the Business after Closing (other than any such product that was manufactured by Seller on or before Closing), or manufactured by Purchaser in the Business after Closing;

(e)  any injury to or damage to property or persons arising out of any entry onto the Facility by Purchaser, its employees, agents, representatives, contractors, consultants or invitees prior to the Closing Date and any mechanic’s, materialmen’s or laborer’s lien or other lien or claims in connection with the making of such survey, tests, borings or any other activities by the Purchaser;

(f)  any liability under any applicable Law resulting from or arising out of the conduct of the Purchaser in collective bargaining with the Union, including without limitation any liability under the National Labor Relations Act, as amended, 29 U.S.C. §§ 151 et seq., and the Labor Management Relations Act, as amended, 29 U.S.C. §§ 185 et seq.;

(g)  any liability under any applicable state, federal or local Law resulting from or arising out of the conduct of the Purchaser in connection with its hiring and employment of the Hired Employees or Purchaser’s failure or refusal to hire any Employee in violation of Section 5.2;

(h)  any liability under the WARN or any similar Law resulting from or arising out of Purchaser’s violation of Section 5.2(g) hereof;

(i)  any brokerage or finders’ fees arising out of the transaction contemplated hereby owing to any party engaged by Purchaser; and

(i)  the reasonable costs and expenses relating to enforcement of the indemnification rights under this Section 7.2.

7.3  Determination of Loss

Indemnification pursuant to this Section 7 shall be payable with respect to any Claim described herein as subject to indemnification upon the happening of the earlier of the following:

(a)  Resolution of such Claim by mutual agreement of Seller and Purchaser; or

(b)  The issuance of a final, non-appealable judgment, award, order or other ruling by a court of competent jurisdiction or arbitration panel.

7.4  Limitations on Indemnification.

(a)  Seller shall not have any liability under Section 7.1(a), including Claims solely for breach of any representation or warranty with respect to the Unaudited Financial Information made under Section 8.5 below (“Section 8.5 Warranty Claims”), until the aggregate amount of all Claims described in Section 7.1(a), including Section 8.5 Warranty Claims, exceeds $1,020,000 (the “Threshold Amount”), and then only for the amount by which such Claims exceed the Threshold Amount. Upon reaching the Threshold Amount, Seller shall be liable to the Purchaser Indemnified Parties with respect to Claims described in Section 7.1(a) including Section 8.5 Warranty Claims, in excess of the Threshold Amount up to an aggregate amount of $10,200,000 (the “Cap”). Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 7.4(a) will not apply to a Claim (i) for a breach of a representation or warranty contained in Section 4.2(a), the first sentence of Section 4.3 and Section 4.5(a), or (ii) for actual (and not constructive) fraud.

(b)  Purchaser and Parent shall not have any liability under Section 7.2(a) until the aggregate amount of all Claims described in Section 7.2(a) exceeds the Threshold Amount, and then only for the amount by which such Claims exceed the Threshold Amount. Upon reaching the Threshold Amount, Purchaser and Parent shall be jointly and severally liable to the Seller Indemnified Parties with respect to Claims described in Section 7.2(a) in excess of the Threshold Amount up to an aggregate amount equal to the Cap. Notwithstanding anything contained herein to the contrary, the limitations set forth in this Section 7.4(b) will not apply to a Claim (i) for a breach of a representation or warranty contained in Section 3.1 and Section 3.4, or (ii) for actual (and not constructive) fraud.

(c)  All representations and warranties contained in this Agreement, including the representations and warranties as to the Unaudited Financial Information in Section 8.5 below, the Schedules and Exhibits hereto and any agreement, document, instrument or certificate delivered hereunder will survive the Closing for a period of twelve (12) months; provided, however, that (i) a claim for indemnification relating to the representations and warranties in Section 3.1 (other than the first sentence thereof), Section 4.2(a), the first sentence of Section 4.3 and Section 4.5(a) will survive the Closing indefinitely and (ii) a claim for indemnification relating to the representations and warranties contained in Section 4.7 and Section 4.9 must be made with six (6) months after the expiration of the applicable statute of limitations (including extensions). However, as to any breach of, or misstatement in, any such representation or warranty as to which the non-breaching party has given notice to the breaching party on or prior to the expiration of the applicable period, as above set forth, the same will continue to survive beyond said period, but only as to the matters contained in such notice. All covenants and agreements made by a party hereto in this Agreement or in any Transaction Agreement (including, without limitation, the indemnification obligations set forth in this Section) will survive the Closing until fully performed, discharged and satisfied.

(d)  To the extent an Indemnifying Party (as defined below) indemnifies any Indemnified Party (as defined below) on any Claim, each Indemnified Party shall assign to the Indemnifying Party, to the fullest extent allowable, their rights and causes of action with respect to such Claim against third parties, or in the event assignment is not permissible, the Indemnifying Party shall be allowed to pursue such Claim in the name of the applicable Indemnified Party, as applicable, at the Indemnifying Party’s expense. The Indemnifying Party shall be entitled to retain all recoveries for its own accounts made as a result of any such action. Each Indemnified Party shall provide, at no expense to themselves, to the Indemnifying Party reasonable assistance in prosecuting such Claim, including making their books and records relating to such Claim available and making their employees available for interviews and similar matters. If an Indemnified Party recovers from a third party any part of any Claim that had been paid by the Indemnifying Party pursuant to its indemnification obligations hereunder, each such Indemnified Party shall promptly remit to the Indemnifying Party the amount of such recovery without regard to the time limitations described in Section 7.4(c).

(e)  No Indemnified Party shall be entitled to any indemnity on account of consequential, incidental or indirect damages or losses (unless such damages or losses are asserted against any Indemnified Party by a third party) and, in particular, no “multiple of profits” or other items shall be applied in calculating any indemnity amount.

(f)  No Indemnified Party shall have liability for indemnification with respect to any Claim for indemnification that relates to the passing of, or any change in, after the Closing Date, any Law or any accounting policy, principle or practice or any increase in Tax rates in effect on the Closing Date, even if the change or increase has retroactive effect or requires action at a future date.

7.5  Indemnification Procedure.

(a)  Third-Party Claims.

(i)  Promptly after receipt by a party entitled to be indemnified under this Section 7 (an “Indemnified Party”) of notice of the commencement of any Action for which the Indemnified Party intends to assert a claim for indemnification against the other party (an “Indemnifying Party”) under this Section 7, the Indemnified Party shall give notice to the Indemnifying Party of the commencement of such Action with reasonable promptness (so as to not prejudice the Indemnifying Party’s rights).

(ii)  The Indemnifying Party shall be entitled to participate in any Action described in Section 7.5(a)(i) above and, to the extent that it wishes, to assume the defense of such Action with counsel reasonably satisfactory to the Indemnified Party. Following the assumption of defense by an Indemnifying Party, the Indemnifying Party shall not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Action, and the Indemnified Party shall have the right to participate in the defense with its own counsel at its own expense. No compromise or settlement of any claims in an Action shall be binding on an Indemnifying Party for purposes of the Indemnifying Party’s indemnity obligations under this Agreement without the Indemnifying Party’s express written consent. The Indemnifying Party may not compromise or settle any claims in an Action without the Indemnified Party’s express written consent, which shall not be unreasonably withheld, unless the compromise or settlement involves only the payment of money (which is paid by the Indemnifying Party) and does not include any admission of liability by the Indemnified Party.

(iii)  A party granted the right to direct the defense of any Action under this Section 7.5 shall (A) keep the other party hereto informed of material developments in the Action, (B) promptly submit to the other parties copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the Action, (C) permit the other parties and their counsel, to the extent practicable, to confer on the conduct of the defense of the Action, and (D) to the extent practicable, permit the other parties and their counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties shall make available to each other and each other’s counsel and accountants all of their books and records relating to the Action, and each party shall provide to the other such assistance as may be reasonably required to insure the proper and adequate defense of the Action. Each party shall use its good faith efforts to avoid the waiver of any privilege of another party. The assumption of the defense of any Action by an Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict the Indemnifying Party’s rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to the Action was not required.

(b)  Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice of the claim, setting forth in reasonable detail the factual and contractual bases for the claim, to the party from whom indemnification under this Section 7 is sought.

7.6  Exclusive Remedy

Except (a) as provided in Sections 2.4 and 5.12, and (b) actual (and not constructive) fraud, this Section 7 sets forth the exclusive remedy owing from Purchaser, Parent or Seller for claims that arise from or are related to this Agreement. Each of the parties hereby waives any other claim, cause of action, or remedy that it might assert against the other, with respect to the matters that arise from or are related to this Agreement, whether under statutory or common Law, any Environmental Law, or securities, trade regulation or other Law. No party shall be entitled to rescind this Agreement following the Closing in the event of a breach of any representation, warranty or covenant made by another party in this Agreement.

8.  ADDITIONAL COVENANTS AND AGREEMENT

8.1  Expenses.

Except as otherwise set forth in this Agreement, each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement, including fees, costs and expenses of its own Representatives. In connection with the purchase of the Owned Real Property, (a) Seller shall pay (i) all applicable real estate transfer taxes and conveyance fees; (ii) that portion of all title insurance costs, including but not limited to, search fees, commitment fees and title insurance premiums for issuance of an owner’s policy pursuant to the title commitment equal to the cost of a title guaranty in the amount of the Purchase Price allocated to the Owner Real Property; (iii) the cost of recording releases or terminations of any mortgages given by Seller or any leases, liens or other encumbrances to be released or terminated by Seller; and (iv) Seller’s customary share of the closing agent’s fees, if any, and (b) Purchaser shall pay (i) the cost of any survey; (ii) that portion of all title insurance costs that exceeds the cost of a title guaranty in the amount of the Purchase Price allocated to the Owner Real Property; (iii) the recording fees for the deed; and (iv) Purchaser’s customary share of the closing agent’s fee, if any.

8.2  Public Releases

Purchaser and Seller shall agree with each other as to the form and substance of any press release related to this Agreement or the transactions contemplated hereby, shall consult with each other as to the form and substance of other public disclosures related thereto, and shall not make any such press release or such other disclosures prior to such agreement or consultation; provided, however, that nothing contained herein shall prohibit any party hereto from making any disclosure which it deems necessary in light of applicable Law, after notice to the other parties with the opportunity to comment, to the extent that delay of the disclosure is permitted under such Law.

8.3  Termination Events

This Agreement may, prior to the Closing, be terminated (i) by Purchaser, if a breach of any provision of this Agreement has been committed by Seller and such breach has not been waived, in writing, by Purchaser or cured by Seller within thirty (30) days of notice by Purchaser to Seller of such breach; (ii) by Seller, if a breach of any provision of this Agreement has been committed by Purchaser and such breach has not been waived, in writing, by Seller or cured by Purchaser within thirty (30) days of notice by Seller to Purchaser of such breach; (iii) by Purchaser, if any of the conditions in Section 6.2 has not been satisfied on or before July 31, 2006, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Purchaser to comply with its obligations under this Agreement) and Purchaser has not waived such condition on or before the Closing Date; (iv) by Seller, if any of the conditions in Section 6.3 has not been satisfied on or before July 31, 2006, or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with their respective obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date; (v) by either the Seller or Purchaser if any Governmental authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or (vi) by mutual written consent of Purchaser and Seller.

8.4  Effect of Termination

Each of Purchaser’s and Seller’s right of termination under Section 8.3 is in addition to any other rights such party may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 8.3, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 7.2(e) (“Indemnification by Purchaser”) and 8.1 (“Expenses”) and the Confidentiality Agreement will survive; provided, however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

8.5  Unaudited Financial Statements

(a)  To the extent information is reasonably available and as soon as reasonably practicable following the Closing Date, but not later than 30 days after the Closing Date, Seller shall deliver to Purchaser (i) unaudited balance sheets of the Business as of the end of the years ended December 31, 2003, 2004 and 2005 and (ii) unaudited statements of operations and cash flows for the Business for the years ended December 31, 2003, 2004 and 2005 (collectively, the “Unaudited Financial Information”).

(b)  Purchaser understands that information may not be available to create complete statements of operations, balance sheets and statements of cash flows in accordance with GAAP as the Business was accounted for as an operational unit and no separate GAAP financial statements (income statement, balance sheet and statement of cash flows) were maintained other than for operational purposes which may include allocations of certain amounts and balances not in accordance with GAAP. Nevertheless, Seller will use commercially reasonable efforts to prepare and deliver the Unaudited Financial Information in accordance with GAAP. In addition, certain support and detail may not be available for all amounts or balances for all years.

(c)  Seller will use commercially reasonable efforts to prepare the Unaudited Financial Information in a form reasonably acceptable to Purchaser based on Purchaser’s SEC reporting requirements. If the SEC requires all or any part of the Unaudited Financial Information to be reported by Purchaser in the form of audited statements, Seller will use commercially reasonable efforts to provide Purchaser all information reasonably necessary to enable Purchaser to prepare such audited statements, all at Purchaser’s expense. To the Actual Knowledge of Seller, subject to Section 8.5(b) above, the Unaudited Financial Information fairly presents, in all material respects, the financial condition of the Business at the dates thereof and the results of operations of the Business for the periods then ended.

(d)  Seller will provide Purchaser and its Independent Registered Public Accounting Firm with customary and reasonable assistance as may be requested by Purchaser in connection with the audit of the Unaudited Financial Information conducted on behalf of Purchaser, including, without limitation, access at all reasonable times to Seller’s personnel, properties, books and records of or related to the Business and in the employ or possession, as applicable, of Seller. Customary and reasonable assistance will include the delivery by Seller of a properly executed management representation letter, in a customary format to be mutually agreed, to Purchaser’s Independent Registered Public Accounting Firm. In addition, to the extent Purchaser requests partial relief from applicable reporting requirements of the Securities and Exchange Commission with regard to the nature of the audited financial statements of the Business to be filed, Seller agrees to cooperate with said process and provide applicable documentation as may reasonably be deemed necessary.

(e)  To the extent that Seller requires the assistance of actuaries or outside accountants to prepare financial information for Purchaser’s filing requirements to the SEC, Purchaser will pay for all such assistance.

9.   MISCELLANEOUS

9.1  Entire Agreement

Except for the Retiree Medical, Pension and Union Related Agreements and the Confidentiality Agreement, dated September 13, 2005, as amended, executed by Purchaser and Seller, this Agreement (including all Schedules, Exhibits and other documents executed and delivered pursuant hereto) supersedes any and all other agreements, oral or written, among the parties hereto with respect to the subject matter hereof, and contains the entire agreement among the parties with respect to the transactions contemplated hereby.

9.2  Amendments; Waiver

This Agreement may be amended, modified, superseded or canceled and any of its provisions may be waived only by a written instrument executed by both of the parties or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time to require performance of any provision of this Agreement shall in no manner affect the right of that party at a later time to enforce the same or a different provision. No waiver by either party of any condition or of any breach of any provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of the same or a different provision. If any party expressly waives in writing an unsatisfied condition, representation, warranty, undertaking, covenant or agreement (or portion thereof) set forth herein, the waiving party shall thereafter be barred from recovering, and thereafter shall not seek to recover, any Claims from the other parties in respect of the matter or matters so waived.

9.3  Successors; Assignment

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties.

9.4  Notices

Any notice, request, demand or other communication to be given pursuant to the terms of this Agreement must be in writing and shall be deemed to have been duly given on the day it is delivered by hand, on the day it is sent by facsimile with confirmation of receipt by the transmitting facsimile machine, on the next business day after it is sent by a nationally recognized overnight mail service (delivery charge prepaid), or on the third business day after it is mailed first class, postage prepaid, in each case to the following addresses:

If to Seller:

Continental Tire North America, Inc.
1800 Continental Boulevard
Charlotte, North Carolina U.S.A. 28273
Fax (704) 583-3935
Attn: Tim Rogers, Vice President, Finance
and: Rick J. Holcomb, Esq.

with copies to:
George R. Jurch III, Esq.
One Continental Drive
Auburn Hills, Michigan U.S.A. 48326-1581
Fax (248) 393-8722

and

Calfee, Halter & Griswold LLP
1400 McDonald Investment Center
800 Superior Avenue
Cleveland, Ohio 44114
Attention: Robert A. Ross, Esq.
Facsimile: (216) 241-0816

If to Purchaser or to Parent:
Titan Tire Corporation of Bryan
2345 East Market Street
Des Moines, Iowa 50317
Attention: Maurice M. Taylor, Jr.
Facsimile: (217) 228-3166

with copies to:
Cheri T. Holley
General Counsel
Titan International, Inc.
2701 Spruce St.
Quincy, IL 62301
Facsimile: (217) 228-3040

and

Bodman LLP
6th Floor At Ford Field
1901 St. Antoine St.
Detroit, Michigan 48226
Attention: Robert J. Diehl, Jr.
Facsimile: (313) 393-7579

or to such other address or to such other person as any party shall have last designated by written notice provided to the other parties in the manner set forth in this Section.

9.5  Severability

If any provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application of such provision shall not be affected thereby.

9.6  No Third Party Beneficiary

This Agreement is for the benefit of, and may be enforced only by, Seller and Purchaser and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

9.7  Applicable Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without regard to conflict of law principles.

9.8  Counterparts

This Agreement may be executed in two or more counterparts and by the parties on separate counterparts, all of which shall be considered one and the same instrument, and each of which shall be deemed an original. Each of the parties hereto (i) has agreed to permit the use, from time to time, of faxed or otherwise electronically transmitted signatures in order to expedite the consummation of the transactions contemplated hereby, (ii) intends to be bound by its respective faxed or otherwise electronically transmitted signature, (iii) is aware that the other parties hereto shall rely on the faxed or otherwise electronically transmitted signature, and (iv) acknowledges such reliance and waives any defenses to the enforcement of the documents effecting the transaction contemplated by this Agreement based on the fact that a signature was sent by fax or otherwise electronically transmitted.

9.9  Headings; Construction

The headings of the sections and paragraphs in this Agreement have been inserted for convenience of reference only and shall not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the words “including” or “includes” whenever used in this Agreement do not limit the preceding words or terms. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.10  Certain Information

Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any item in any Schedule to this Agreement is intended, or will be construed or offered in any dispute between the parties, as evidence of, the material nature of such dollar amount or item, nor shall it establish any standard of materiality upon which to judge the inclusion of any other items in any Schedules to this Agreement. The information contained in this Agreement and the Schedules to this Agreement is disclosed solely for the purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any party to any Person of any matter whatsoever, including of any violation of Law or breach of any contract.

9.11  No Strict Construction

The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against either party.

9.12  Further Assurances

Seller and Purchaser will reasonably cooperate with each other and cause their respective directors, officers and employees to cooperate with those of Purchaser or Seller, as applicable, in furnishing information, and other assistance as may be reasonably requested by Purchaser or Seller, as applicable, resulting or arising from the transactions contemplated by this Agreement or any of the Transaction Agreements, or any fact, situation, circumstance, status, condition, activity, practice, failure to act or transaction relating to the Business. The party requesting such assistance will pay or reimburse the other party for all reasonable out-of-pocket expenses incurred by the party providing such assistance.

10.  CERTAIN DEFINITIONS

10.1  Definitions

For purposes of this Agreement, the following capitalized terms shall have the meanings given to them below, and all other capitalized terms used in this Agreement that are not defined in this Section 10.1 but defined elsewhere in this Agreement shall have for purposes of this Agreement the meanings set forth elsewhere in this Agreement:

“Action” means any action, suit, complaint, claim, counter-claim, petition, set-off, inquiry, investigation, administrative proceeding, arbitration, or private dispute resolution proceeding, whether at law, in equity, by contract or agreement, or otherwise, and whether conducted by or before any Government, any Forum, or other Person.

“Actual Knowledge” shall mean the current actual individual knowledge (without any duty of inquiry of any other Person) of Paul Hawkins, Jim Houston, Steve Newell and Keith Tarnovich.

“Agreed Rate” means the one (1) month USD-LIBOR rate in effect as of the Closing Date plus 50 basis points.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the former Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Business” means the business of Seller and, to the extent applicable, Seller’s Affiliates relating to the manufacturing and production of “Off-the-Road” tires and related products (bladders, etc.) at the Facility and the sale of such tires and related products to customers worldwide, but shall not include any of the business of certain of Seller’s Affiliates relating to the manufacturing and production of “Off-the-Road” tires and related products at the South African facility and at the Malaysian facility and, subject to the Trademark License Agreement, the sale of such tires and related products from such facilities worldwide.

“Code” means the Internal Revenue Code of 1986, as amended.

“Employee” or “Employees” means those persons employed by Seller or an Affiliate of Seller immediately prior to the Closing Date and dedicated exclusively to the operation of the Business, including, without limitation, any such Persons on an approved leave of absence as of the Closing Date or similar absence requiring recall rights.

“Environmental Law” means any and all applicable Laws in effect as of the date of this Agreement relating to pollution or protection of human health or the environment.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, together with any employer, an entity required under Code Section 414 to be treated as a single employer with such employer.

“Facility” means Seller’s facility located in Bryan, Ohio, at which the Business is conducted.

“Former Employee” or “Former Employees” means those persons formerly employed by Seller or any Affiliate of Seller exclusively in connection with the Business who terminated employment associated with the Business, whether by retirement or otherwise, and their dependants.

“Forum” means any federal, state, local or municipal court, governmental agency, administrative body or agency, tribunal, private alternative dispute resolution system, or arbitration panel.

“GAAP” means United States generally accepted accounting principles.

“Government” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

“Hazardous Material” means any pollutant, contaminant, toxin, petroleum or petroleum by-product, asbestos or material containing friable asbestos, polychlorinated bi-phenyl, pesticide, flammable, explosive or radioactive material, hazardous material, including, but not limited to, any solid waste or hazardous waste or substance or material defined in or regulated pursuant to any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“IFRS” means International Financial Reporting Standards as applied by Seller.

“Law” means all federal, state, local or municipal constitutions, statutes, rules, orders, regulations, ordinances, acts, codes, legislation, conventions and similar laws and legal requirements, as in effect on the date of this Agreement.

“Lien” means any mortgage, pledge, hypothecation, security interest, encumbrance, lien or charge of any kind, however evidenced or created, but excluding any of the foregoing (i) for water, sewage and similar charges and current Taxes and assessments not yet due and payable or being contested in good faith, (ii) relating to mechanics’, carriers’, workers’, repairers’, materialmen’s, warehousemen’s and other similar liens arising or incurred in the Ordinary Course of Business of the Business, (iii) arising or resulting from any action taken by Purchaser or its Affiliates, (iv) relating to easements, rights of way, restrictions and other similar liens that do not materially interfere with the ordinary conduct of operations, (v) relating to imperfections or defects in title that do not materially adversely affect the value or use of the applicable asset, (vi) consisting of purchase money security interests created in the Ordinary Course of Business, (vii) arising under Law in favor of landlords, and (viii) to which Purchaser consents in writing.

“Material Adverse Effect” means an actual, material adverse effect on the financial condition of the Business considered as a whole, but shall be deemed to exclude (i) any changes resulting from general economic, regulatory or political conditions, (ii) circumstances that affect the industries in which the Business operates generally, or (iii) any changes resulting from the announcement or pendency of the transactions contemplated by this Agreement.

“Off-Site Location” means any real property other than the Owned Real Property; provided, however, that Off-Site Location shall not include any real property contiguous with the Owned Real Property where any Hazardous Material is or comes to be present at, on or under such real property as a result of having migrated from the Owned Real Property.

“Ordinary Course of Business” means an action taken (in compliance with applicable Laws) by a Person that is consistent with the past practices of such Person or the industry practice and is taken in the ordinary course of the normal day-to-day operations of such Person.

“Person” means and includes an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated association or organization, and a Government.

“Plan” means any plan, policy or arrangement maintained or contributed to by Seller (excluding any multiemployer pension plan within the meaning of ERISA Section 3(37)) on behalf of the Employees.

“Representative” means with respect to a particular Person, any director, officer, manager, member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, lenders, accountants and financial advisors.

“Seller’s Knowledge” shall mean the current actual knowledge (after reasonable inquiry) of Paul Hawkins, Jim Houston, Steve Newell and Keith Tarnovich.

“SPT” shall mean the Steelworkers Pension Trust.

“Taxes” shall mean all income, gross receipts, profits, real property, real property assessments, assessments both general and special, personal property, sales, use, customs, duties, franchise, value added, ad valorem, withholding, employees’ income withholding, occupation, transfer, payroll, employment, excise, environmental (including any taxes under Section 59A of the Code), registration, license, severance, stamp, premium, windfall profits, capital stock, social security (or similar), unemployment, disability, Medicare, alternative or add-on minimum, estimated and any other taxes of any nature whatsoever imposed by any Government, together with any interest, penalties or additions to the tax imposed with respect thereto, and any obligations under any agreement or arrangement with respect to the foregoing taxes.

“Transaction Agreements” shall mean, collectively, the Trademark License, the Compound Supply Agreement, the Know-How License, the Transition Services Agreement, the Raw Materials Supply Agreement, the Bead Supply Agreement, the Steel Fabric Supply Agreement and the Master Distributorship Agreement.

“Union” shall mean the United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union, AFL-CIO, CLC and its Local Union No. 890L, collectively.

“Union Contracts” shall mean the December 7, 1999 - December 10, 2006, collective bargaining agreement and December 7, 1999 - December 10, 2006, pension and insurance agreement between Seller and the Union covering represented Employees at the Facility.

“VEBA” shall mean the Titan Tire Corporation Voluntary Retiree Benefit Trust.